Exhibit 99.1

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Zach Vaughan | zvaughan@dennardlascar.com

713-529-6600

NEWS RELEASE

Main Street Receives Board Approval to Reduce Asset Coverage Ratio to 150%

Main Street Will Seek Stockholder Approval at its 2022 Annual Meeting to Begin Applying the Reduced Asset Coverage Ratio the Day After the 2022 Annual Meeting

HOUSTON, February 28, 2022 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce that it has received approval from its Board of Directors to reduce its minimum asset coverage ratio to 150% from 200%. The reduction to Main Street’s minimum asset coverage ratio is being made pursuant to Section 61(a)(2) of the Investment Company Act of 1940, which provides that such approval shall take effect on the one-year anniversary of the Board of Directors’ approval. The Board of Directors has also approved the submission of a proposal to adopt the reduced minimum asset coverage ratio at Main Street’s 2022 annual meeting of stockholders, which, if approved, would take effect the day after the meeting. Main Street will provide additional detail regarding the Company’s anticipated objectives and expectations for utilizing additional leverage in its proxy statement relating to the 2022 annual meeting of stockholders.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties.  MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the timing of Main Street’s adoption of the reduced minimum asset coverage ratio.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Main Street’s filings with the Securities and Exchange Commission.  Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement.  Main Street assumes no obligation to revise or update any such statement now or in the future.

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